Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

August 14, 2014

Enerpulse Technologies Announces Second Quarter Highlights and Results

Albuquerque, N.M. – Enerpulse Technologies, Inc. (OTCQX: ENPT) developer and manufacturer of ultra-high performance, low emissions ignition products through the application of its proprietary Nano-Plasma Assisted Combustion (n-PAC™) technology announced today its financial results for the second quarter ended June 30, 2014.

Second Quarter Highlights

•	Commenced trading on the OTCQX after the successful completion of an initial public offering of its common shares, receiving $4.0 million in proceeds

•	Launched its new Pulstar with PlasmaCore Spark Plug- product line, providing the aftermarket with the next generation of its popular upgrade to conventional spark plugs

•	Al Unser Jr., two time winner of the Indianapolis 500, joined the company as its Pulstar®Spark Plug’s Performance Expert

Corporate Update for Second Quarter Ended June 30, 2014:

“The second quarter marked a pivotal time for Enerpulse Technologies,” commented Joe Gonnella, Chief Executive Officer of Enerpulse Technologies, "We successfully completed our IPO and began trading on the OTCQX; and, we’re thrilled to announce that, not only did Al Unser Jr join the Enerpulse team as our Performance Expert, he also returned to the winner's circle on June 8th at the legendary Indianapolis Motor Speedway in the Indy Legends Pro-Am Race, running with Pulstar Spark Plugs.”

Mr. Gonnella continued, “We were also very busy with introducing the next generation of Pulstar Spark Plugs to our growing legion of aftermarket customers by launching a comprehensive marketing plan to promote aftermarket growth. This is a key milestone in generating increased aftermarket revenue and part of our continued plan to generate greater shareholder value in the longer term.”

We are energized and focused on continuing to execute on our strategic business plan and making the transition from the R&D stage to profitability; and, we continue to be very excited about the opportunities in front of us."

Results for Second Quarter Ended June 30, 2014:

For the second quarter ended June 30, 2014, the Company reported revenue of $93,000, a decrease of 17.7% compared to $113,000 for the second quarter of 2013. The decrease in revenue was the direct result of a number of one-time factors, including the lifting of old Pulstar product in the company’s exsiting distribution network to make room for new Pulstar with PlasmaCore products and new product launch delays due to the longer than anticipated timing of the company’s public offering and funding.

Q2 2014 gross profit was slightly lower at $10,200, compared to $10,700 for Q2 2013, while gross profit margin was slightly higher at 11% in Q2 2014, compared to 9.5% for the second quarter of 2013.

Our selling, general and administrative expenses increased by 41.4% from $756,000 for the three months ended June 30, 2013 to $1,068,000 for the three months ended June 30, 2014, primarily as a result of the re-pricing and accelerated vesting of outstanding stock options to purchase approximately 676,000 shares of our common stock previously granted to officers, directors, employees and consultants, which resulted in additional stock-based compensation of approximately $32,000, as well as approximately $293,000 associated with accelerating the unvested stock-based awards granted prior to that date.

Cash and cash equivalents totaled $1,900,000 at June 30, 2014, up from $282,000 on December 31, 2013. The increase is due to the successful completion of the company’s public offering in May 2014 and receipt of the associated proceeds.

FORWARD LOOKING STATEMENTS:

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements include statements regarding profitability, shareholder value, future growth and the expected impact of our products on the marketplace.  These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward looking statements.  Factors that may cause such a difference include the following: 1) we have limited capital and a history of losses, limiting our ability to respond to unexpected delays in product introduction or in generating revenue; 2) product development is subject to various risks and uncertainties, including engineering challenges as well as the potential need to adjust the features of a product to address market demand, which could delay an introduction on a timely basis; 3) the success of our new products depends on a number of factors including market acceptance and our ability to manage the risks associated with new product introduction and developing and marketing new versions of the product; and 4) other factors, including those set forth under Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2013, and in other documents we have filed with the SEC.

About ENERPULSE (OTCQX: ENPT)

Enerpulse Technologies, Inc. is a publicly traded company headquartered in Albuquerque, N.M. Founded in 2004; the company develops and manufactures ultra-high performance, low emissions ignition products through the application of Nano-Plasma Assisted Combustion (n-PAC™). For more information, visit www.enerpulse.com.

For further IR information, contact:

Julie Silber, SVP of Investor Relations

KCSA Strategic Communications

212-896-1225
jsilber@kcsa.com

For further PR information, contact:

Gary McCoy, Public Relations Director

The Marx Group

847-622-7228

gmccoy@themarxgrp.com

ENERPULSE TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,879,583	$281,607
Accounts receivable, net	55,234	92,960
Inventory, net	323,554	299,383
Other current assets	-	3,085
Total current assets	2,258,371	677,035
Intangible assets, net of accumulated amortization of $111,017 (2014) and $96,287 (2013)	414,434	387,947
Property and equipment, net	171,161	150,586
Other assets	8,848	162,896
Total assets	$2,852,814	$1,378,464

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$308,718	$450,646
Accrued expenses	164,300	253,013
Current portion of capital lease obligations	13,805	7,377
Total current liabilities	486,823	711,036
Long-Term Liabilities
Capital lease obligations, net of current portion	18,946	8,672
Notes payable	166,271	166,271
Warrants liability	860,786	-
	1,046,003	174,943
Total liabilities	1,532,826	885,979

Commitments and Contingencies

Puttable Common Stock, 131,287 shares outstanding, $0.001 par value	300,000	393,780

Stockholders' Equity
Preferred stock, 10,000,000 shares authorized; no shares issued and outstanding; $0.001 par value	-	-
Common stock, 100,000,000 shares authorized; 13,732,381 and 8,732,381 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively; $0.001 par value	13,733	8,733
Additional paid-in capital	26,744,063	23,659,588
Note receivable, related party	(203,083)	(202,072)
Accumulated deficit	(25,534,725)	(23,367,544)
Total stockholders' equity	1,019,988	98,705
Total liabilities and stockholders' equity	$2,852,814	$1,378,464

See notes to accompanying unaudited consolidated financial statements.

ENERPULSE TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Sales	$93,365	$113,094	$190,529	$275,998
Cost of sales	83,150	102,424	173,994	206,485
Gross profit	10,215	10,670	16,535	69,513
Selling, general and administrative expenses	1,068,931	756,216	1,767,407	1,502,060
Loss from operations	(1,058,716)	(745,546)	(1,750,872)	(1,432,547)
Other expense	(406,199)	(6,771)	(416,309)	(12,064)

Net loss	$(1,464,915)	$(752,317)	$(2,167,181)	$(1,444,611)

Net loss per common share (basic and diluted)	$(0.13)	$(0.10)	$(0.22)	$(0.19)
Net loss per puttable common share (basic and diluted)	$(0.13)	$-	$(0.22)	$-

Weighted average number of shares outstanding (basic and diluted) - common	10,930,183	7,646,781	9,837,353	7,422,094
Weighted average number of shares outstanding (basic and
diluted) - puttable common	131,287	-	131,287	-

ENERPULSE TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2014	2013

Cash Flows From Operating Activities
Net loss	$(2,167,181)	$(1,444,611)
Adjustments to reconcile net loss to net cash used in
operating activities:
Stock-based compensation	399,192	10,000
Amortization	14,730	11,851
Depreciation	25,542	40,933
Amortization of warrants on notes payable	52,005	-
Loss on modification of derivative liabilities	31,356	-
Fair value adjustments of derivative instruments	322,733	-
Interest on note receivable, related party	(1,011)	-
Provision for doubtful accounts	2,210	-
Changes in operating assets and liabilities:		-
Accounts receivable	35,516	28,336
Inventory	(24,171)	(37,150)
Accounts payable	(141,928)	(108,022)
Accrued expenses	(436)	(225,405)
Other	3,085	107,026
Net cash used in operating activities	(1,448,358)	(1,617,042)

Cash Flows From Investing Activities
Purchase of property and equipment	(24,522)	(1,861)
Purchase of intangible assets	(41,217)	(47,323)
Net cash used in investing activities	(65,739)	(49,184)

Cash Flows From Financing Activities
Proceeds from issuance of common stock and related warrants, net of offering costs	3,116,966	1,010,000
Proceeds from notes payable	230,000	-
Payments on capital lease and notes payable	(234,893)	(90,845)
Net cash provided by financing activities	3,112,073	919,155
Net increase (decrease) in cash and cash equivalents	1,597,976	(747,071)
Cash and cash equivalents at beginning of year	281,607	1,116,870
Cash and cash equivalents at end of year	$1,879,583	$369,799

Supplement cash flow information:
Cash paid for interest	$11,294	$12,064

Noncash investing and financing activities:
Warrants issued related to offering costs	$119,570	$-
Adjustment resulting from change in value of puttable common stock	$93,780	$-
Equipment acquired under capital lease	$21,595	$-

See notes to accompanying unaudited consolidated financial statements.